Exhibit 99.1

WORCESTER, Mass., January 28, 2008 –

The Hanover Insurance Group reports strong

fourth quarter and full-year results

2007 Fourth Quarter Financial Highlights

•	Net income of $1.44 per share, up 63.6%, compared to $0.88 per share in the prior-year quarter

•	Property and Casualty pre-tax segment income of $102.9 million, up 5.6%, compared to $97.4 million in the prior-year quarter

•	Net premiums written of $561.6 million, compared to $531.8 million in the prior-year quarter, up 5.6%

2007 Full-Year Financial Highlights

•	Net income of $4.83 per share, up 47.7% compared to $3.27 per share in the prior year

•	Property and Casualty pre-tax segment income of $394.7 million, up 20.3% compared to $328.1 million in the prior year

•	Net premiums written of $2,415.3 million, compared to $2,307.1 million in the prior year, up 4.7%

•	Book value of $44.37 per share at December 31, 2007, up 13.5%, compared to $39.10 per share at December 31, 2006

Financial Highlights

	Quarter ended December 31		Year ended December 31
in millions, except per share amounts	2007	2006	2007	2006
Total Segment Income after taxes	$61.3	$60.6	$233.7	$196.1
Net realized investment (losses) gains	(0.5)	(14.9)	0.8	(3.3)
Restructuring (costs) benefit	(0.1)	(0.2)	0.1	(1.6)
Change in prior year tax reserves	2.1	3.3	2.1	3.3
Federal income tax settlement	—	—	2.6	—
Income tax benefit (expense) on non-segment items	0.1	0.7	(0.1)	(2.8)
Income from Continuing Operations	62.9	49.5	239.2	191.7
Discontinued Operations	12.9	(4.0)	13.9	(22.0)
Cumulative effect of accounting changes	—	—	—	0.6
Net Income	$75.8	$45.5	$253.1	$170.3
Net Income per share (Diluted)	$1.44	$0.88	$4.83	$3.27

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the fourth quarter of 2007 of $75.8 million, or $1.44 per share, compared to $45.5 million, or $0.88 per share, in the fourth quarter of the prior year. Net income for the fourth quarter of 2007 included a tax benefit of $12.9 million, or $0.24 per share, in our discontinued operations from a settlement of an IRS audit related to the 2002 through 2004 tax years. Net income for the fourth quarter of 2006 included an after-tax net realized loss on investments of $14.3 million, or $0.28 per share.

Net income for the full year of 2007 was $253.1 million, or $4.83 per share, compared to net income of $170.3 million, or $3.27 per share in 2006. Net income for the full year 2007 benefited from the IRS audit settlement noted above, while net income for 2006 included an after-tax loss of $29.8 million, or $0.57 per share, relating primarily to expenses associated with the 2005 sale of our variable life insurance and annuity business.

As discussed in the Investment Portfolio section of this news release, the company has little or no exposure to investments in sub-prime mortgages or sub-prime mortgage-backed securities, or to the secondary risks presented by financial guarantors.

Total Property and Casualty pre-tax segment income was $102.9 million in the fourth quarter of 2007, compared to $97.4 million in the fourth quarter of the prior year. For the full year of 2007, total Property and Casualty pre-tax segment income was $394.7 million, compared to $328.1 million in 2006.

“The Hanover achieved strong results for the quarter and the full year of 2007,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “ Underwriting results were solid with 20% improvement in our property and casualty segment earnings. At the same time, we improved our market position, growing premium profitably at almost 5% for the year and surpassing the industry growth rate.” Eppinger continued, “I am pleased with our momentum leading into 2008, gaining even greater confidence that the effectiveness of our strategy will continue to successfully differentiate us in the marketplace.”

The following table shows pre-tax segment income (loss).

	Quarter ended December 31		Year ended December 31
in millions	2007	2006	2007	2006
Property and Casualty:
Personal Lines(1)	$58.4	$49.0	$210.9	$186.7
Commercial Lines(2)	43.0	43.4	170.7	120.3
Other Property and Casualty	1.5	5.0	13.1	21.1
Total Property & Casualty	102.9	97.4	394.7	328.1
Life Companies	(3.1)	0.1	(7.3)	(3.9)
Interest expense on corporate debt	(10.0)	(10.0)	(39.9)	(39.9)
Total pre-tax segment income	89.8	87.5	347.5	284.3
Federal income tax expense	(28.5)	(26.9)	(113.8)	(88.2)
Total segment income after taxes (3)	$61.3	$60.6	$233.7	$196.1

(1)

Includes Personal Lines pre-tax net impact of catastrophes of $5.2 million and $4.8 million for the fourth quarter of 2007 and 2006, respectively; and $26.8 million and $36.6 million for the full year 2007 and 2006, respectively.

(2)

Includes Commercial Lines pre-tax net impact of catastrophes of $6.1 million and $11.4 million for the fourth quarter of 2007 and 2006, respectively; and $38.4 million and $70.6 million for the full year 2007 and 2006, respectively.

(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $102.9 million in the fourth quarter of 2007, compared to $97.4 million in the fourth quarter of 2006, representing an increase of $5.5 million. The pre-tax net impact of catastrophes was $11.3 million in the fourth quarter of 2007, compared to $16.2 million in the fourth quarter of 2006. Excluding the pre-tax net impact of catastrophes, property and casualty pre-tax segment income would have been $114.2 million in the fourth quarter of 2007, which is consistent with $113.6 million in the fourth quarter of 2006.

Pre-tax segment income for the fourth quarter of 2007 benefited from a favorable $11.8 million litigation settlement relating to our Personal Lines business and an increase in net investment income. These factors were partially offset by increased pension expenses of $3.6 million resulting from the pension adjustment discussed in Other Items, higher underwriting expenses resulting from continued investments in our business platform, and lower favorable development of prior year loss and LAE reserves.

Property and Casualty pre-tax segment income for the full year 2007 was $394.7 million, compared to $328.1 million in 2006. The pre-tax net impact of catastrophes was $65.2 million in 2007, compared to $107.2 million in the prior year. Results for the full year of 2007 also include the litigation benefit of $11.8 million mentioned earlier and the aforementioned pension adjustment of $2.8 million. Segment income for 2006 also included a favorable litigation settlement of $7.0 million related to Opus Investment Management, Inc., recorded in the third quarter of 2006. Excluding the pre-tax net impact of catastrophes and these other adjustments to both periods, segment income in 2007 would have been $450.9 million in 2007 and $428.3 million in 2006, up $22.6 million, primarily due to increased investment income. Additionally, favorable development of prior-year loss and LAE reserves was $153.4 million in 2007, or $24.8 million higher than 2006. This increase was offset by higher current accident year losses.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended December 31		Year ended December 31
in millions	2007	2006	2007	2006
Personal Lines losses (excluding catastrophes)	52.9%	51.0%	52.9%	51.1%
Personal Lines catastrophe-related losses	1.4%	1.4%	1.7%	2.4%
Total Personal Lines losses	54.3%	52.4%	54.6%	53.5%
Commercial Lines losses (excluding catastrophes)	39.9%	39.0%	40.1%	39.4%
Commercial Lines catastrophe-related losses	2.6%	5.3%	3.5%	7.8%
Total Commercial Lines losses	42.5%	44.3%	43.6%	47.2%
Total P&C Losses	50.0%	49.4%	50.5%	51.4%
Loss adjustment expenses	10.8%	10.4%	10.5%	10.6%
Hurricane Katrina-related loss adjustment expenses	—	—	0.3%	0.4%
Policy acquisition and other underwriting expenses	33.1%	34.6%	33.1%	34.3%
Combined Ratio	93.9%	94.4%	94.4%	96.7%

Personal Lines

Personal Lines pre-tax segment income was $58.4 million in the fourth quarter of 2007, compared to $49.0 million in the prior-year quarter. The pre-tax net impact of catastrophes was $5.2 million in the fourth quarter of 2007, compared to $4.8 million in the fourth quarter of 2006. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $63.6 million in the fourth quarter of 2007, compared to $53.8 million in the prior-year quarter. This $9.8 million increase in Personal Lines pre-tax segment income for the quarter is primarily due to the litigation settlement of $11.8 million, mentioned earlier, and higher net investment income, partially offset by higher ex-catastrophe losses.

Ex-catastrophe losses were higher in the fourth quarter of 2007 compared to the fourth quarter of 2006, due to higher current accident year losses, principally weather related. This was partially offset by higher favorable development of prior-year loss and LAE reserves. Favorable development of prior-year loss and LAE reserves was $15.6 million in the fourth quarter of 2007, compared to $9.9 million in the prior-year quarter.

For the full year, Personal Lines segment income was $210.9 million in 2007, compared to $186.7 million in 2006. The pre-tax net impact of catastrophes was $26.8 million for the full year 2007, compared to $36.6 million in 2006. Excluding this pre-tax net impact of catastrophes, Personal Lines segment income for the full year 2007 would have been $237.7 million, compared to $223.3 million in the prior year, up $14.4 million. As noted previously, this increase in Personal Lines pre-tax segment income is primarily due to the litigation settlement of $11.8 million, mentioned earlier, and higher net investment income, partially offset by higher ex-catastrophe losses.

Ex-catastrophe losses were higher in the full year of 2007 compared to the full year of 2006 due to higher current accident year losses, partially offset by favorable development of prior-year loss and LAE reserves, which were $69.2 million and $48.1 million for 2007 and 2006, respectively.

Personal Lines highlights:

•

Net premiums written were $350.8 million in the fourth quarter of 2007, compared to $342.3 million in the fourth quarter of 2006, an increase of 2.5%. Net premiums written for the full-year 2007 were $1,480.8 million, compared to $1,427.8 million in 2006, or up 3.7% year over year.

•

New business net premiums written were $59.8 million in the fourth quarter of 2007, representing a decrease of 16.5% compared to $71.6 million in the fourth quarter of 2006. New business net premiums written for the full year were $270.1 million in 2007, representing a decrease of 3.4% compared to $279.5 million in 2006.

•

The Personal Lines GAAP combined ratio was 93.2% in the fourth quarter of 2007, compared to 94.8% in the prior-year quarter. Both quarters combined ratios included 1.4 points of catastrophe related losses. The GAAP combined ratio for the full year of 2007 was 94.5%, compared to 95.1% in 2006. Catastrophe related losses contributed 1.8 points to the combined ratio in 2007, compared to 2.6 points in 2006.

•

Favorable development of prior-year loss and LAE reserves was $15.6 million in the current quarter, compared to $9.9 million in the fourth quarter of 2006, improving the Personal Lines combined ratio by 4.2 points and 2.8 points, respectively. The full-year favorable development of prior-year reserves was $69.2 million in 2007, compared to $48.1 million in 2006, improving the combined ratio by 4.7 points and 3.5 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $43.0 million in the fourth quarter of 2007, compared to $43.4 million in the fourth quarter of 2006. The pre-tax net impact of catastrophes was $6.1 million in the fourth quarter of 2007, compared to $11.4 million in the fourth quarter of 2006. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $49.1 million in the fourth quarter of 2007, compared to $54.8 million in the prior-year quarter, representing a decrease of $5.7 million. This decrease in Commercial Lines segment income was primarily due to lower favorable development of loss and LAE reserves and higher underwriting expenses, partially offset by earnings improvement resulting from premium growth, primarily in our specialty lines.

Favorable development of prior-year loss and LAE reserves were $18.6 million in the fourth quarter of 2007, or $9.6 million less than in the prior-year quarter. Underwriting expenses were higher in the fourth quarter of 2007 compared to the prior period quarter, due principally to increased investments in our business, primarily in our specialty lines.

For the full year, Commercial Lines segment income was $170.7 million, compared to $120.3 million in 2006. The pre-tax net impact of catastrophes in the full year 2007 was $38.4 million, compared to $70.6 million in the full year 2006. The Commercial Lines segment income for the full year 2007, excluding the impact of catastrophes, would have been $209.1 million, compared to $190.9 million in 2006, up $18.2 million for the year. Commercial Lines segment income for the full year of 2007 improved primarily due to premium growth in our specialty lines.

Commercial Lines highlights:

•

Net premiums written were $210.8 million in the fourth quarter of 2007, compared to $189.5 million in the fourth quarter of 2006, representing an increase of 11.2%. Net premiums written for the full year 2007 were $934.2 million, compared to $879.0 million in 2006, which represents a net written premium growth of 6.3% for the full year of 2007.

•

New business net premiums written were $77.0 million in the fourth quarter of 2007, representing an increase of 8.8% over $70.8 million in the fourth quarter of 2006. New business net premiums written for the full year were $319.6 million in 2007, representing an increase of 4.4% compared to $306.2 million in 2006.

•

The Commercial Lines GAAP combined ratio was 94.2% in the fourth quarter of 2007 compared to 93.5% in the prior-year quarter. Catastrophe related losses contributed 2.6 points to the fourth quarter ratio in 2007, compared to 5.3 points in the prior-year quarter. The full year GAAP combined ratio was 93.9% in 2007, compared to 98.9% for the prior-year. Catastrophe related losses added 4.2 points to the combined ratio in 2007, compared to 8.5 points in 2006.

•

Favorable development of prior-year loss and LAE reserves was $18.6 million in the fourth quarter of 2007, compared to favorable development of $28.2 million in the fourth quarter of 2006; improving the Commercial Lines combined ratio by 7.9 points and 13.1 points, respectively. The full-year favorable development of prior-year reserves was $87.2 million in 2007, compared to favorable development of $82.7 million in 2006, improving the combined ratio by 9.6 points and 10.0 points, respectively.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $1.5 million in the fourth quarter of 2007, compared to $5.0 million in the prior-year quarter, representing a decrease of $3.5 million. This decrease was primarily driven by adverse development from our run-off voluntary pools business and higher expenses in our holding company and premium financing business.

Other Property & Casualty pre-tax segment income was $13.1 million for the full year 2007, compared to $21.1 million in 2006. Other Property & Casualty segment income for the full year 2006 was favorably impacted by a $7.0 million litigation settlement.

Life Companies

Continuing Operations:

The Life Companies continuing operations reported a pre-tax segment loss of $3.1 million in the fourth quarter of 2007, compared to income of $0.1 million in the fourth quarter of 2006. For the full year 2007, the Life Companies continuing operations reported a pre-tax segment loss of $7.3 million in 2007, compared to a loss of $3.9 million in 2006. The segment loss in the current quarter and the year was primarily driven by pension expenses of $3.8 million for the quarter and $3.2 million for the full year 2007, related to the pension adjustment discussed in Other Items.

Discontinued Operations:

For the fourth quarter of 2007, the company recorded income from discontinued operations of $5.2 million and a gain on the sale of the variable life insurance and annuity business of $7.7 million, both relating primarily to the aforementioned favorable settlement of an IRS audit relating to the 2002 through 2004 tax years. In 2006, we reported a loss of $4.0 million in the fourth quarter, resulting from net transition services expenses related to the sale of the variable life insurance and annuity business. For the full year 2007, discontinued operations resulted in an after-tax gain of $13.1 million, compared to an after-tax loss of $29.8 million in 2006.

Investment Results

Net investment income was $82.1 million for the fourth quarter of 2007, compared to $81.1 million in the same period of 2006. For the full year of 2007, net investment income was $324.0 million, compared to $318.9 million in 2006.

Net investment income for the property and casualty segment increased by $4.1 million, to $63.1 million for the fourth quarter of 2007, compared to $59.0 million in the fourth quarter of 2006. For the full year 2007, property and casualty net investment income increased by $18.4 million, to $245.8 million, compared to $227.4 million in 2006. This increase in property and casualty segment net investment income for the quarter and the full year was driven primarily by increased operating cash flows attributed to growth in the business.

Partially offsetting the increase in property and casualty net investment income was a decrease in the Life Companies’ net investment income. Net investment income for the Life Companies decreased by $3.1 million, to $18.9 million in the fourth quarter 2007, compared to $22.0 million in the fourth quarter of 2006. For the full year 2007, Life Companies’ net investment income decreased by $13.4 million, to $77.5 million, compared to $90.9 million in 2006. The decrease in Life Companies net investment income was driven by lower average invested assets, resulting from continued cash outflows from the run-off of life operations.

Fourth quarter 2007 pre-tax net realized investment losses were $0.4 million, compared to $14.9 million in the same period of 2006. In the fourth quarter 2007, the company realized pre-tax net investment losses of $2.5 million resulting from impairments on certain investment securities. These losses were partially offset by $2.1 million of realized gains, primarily from the sale of fixed maturity securities. In the fourth quarter of 2006, the company realized pre-tax net investment losses of $11.8 million, primarily from sales of fixed maturities, and $3.1 million of losses from impairments on certain fixed maturities.

Full year 2007 pre-tax net realized investment gains were $1.5 million, compared to $4.3 million of pre-tax net realized investment losses in 2006. In 2007, the company realized pre-tax net investment gains of $5.2 million, primarily from the sales of fixed maturity securities. These gains were partially offset by $3.7 million of capital losses resulting primarily from impairments on certain fixed maturities and other long-term securities. In 2006, the company realized pre-tax net investment losses of $11.3 million, primarily from impairments on certain fixed maturity securities. These losses were partially offset by $7.0 million of capital gains resulting primarily from the sale of fixed maturities.

Investment Portfolio

The Company held $6.2 billion in investment assets at December 31, 2007. Fixed maturities represented 92% of our investment portfolio with a carrying value of $5.7 billion. 95% of our fixed maturity portfolio is rated investment grade quality.

We have little to no exposure to investment in sub-prime mortgages or sub-prime mortgage-backed securities, or the secondary credit risk presented by financial guarantors. Residential mortgage backed securities, constitute $1.1 billion of our invested assets, with 15% held in non-agency securities, and we have no sub-prime mortgage exposure. As of December 31, 2007, we hold $808.2 million of municipal bonds in our portfolio with an overall weighted average rating of AA+. Financial guarantor insurance enhanced municipal bonds represent $368.1 million, or 46% of our municipal bond portfolio. The overall weighted average credit rating of our insured municipal bond portfolio giving no effect to the insurance enhancement was AA-.

Other Items

The fourth quarter’s results include the effect of an adjustment to our pension benefit obligation (PBO) liability, which reduced the quarter’s pre-tax earnings by $7.4 million, or $0.09 per share after tax, shareholders’ equity by $19.5 million after tax, and book value by $0.37 per share after tax. This adjustment results from an error in the calculation of our PBO for each of 2005 and 2006 relating to census data third-party recordkeeping errors. The impact of this adjustment to the PBO in the quarter represents the cumulative prior-period effect under Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions.” The effect of these adjustments also reduced 2007 pre-tax earnings by $6.0 million, or $0.07 per share after tax, shareholders’ equity by $29.9 million after tax, and book value by $0.57 per share after tax.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s fourth quarter results on Tuesday, January 29th at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s fourth quarter earnings news release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and

Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope (such as decisions in Louisiana involving the so-called “flood” exclusions and so-called “Valued Policy Law,” which are pending before the Louisiana Supreme Court), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product), the impact of the company’s acquisition of Professionals Direct, Inc. and pending acquisition of Verlan Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), the pending change in Massachusetts private passenger automobile regulatory environment from the “fix-and-establish” system to “managed competition,” adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses, catastrophe losses relating to Hurricane Katrina or reserve development.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events,

including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development (including development related to Hurricane Katrina) should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters and years ended December 31, 2007 and 2006 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-3457	1-508-855-3099

Definition of Reported Segments

The Hanover conducts its business in four operating segments. Three of these operating segments, Personal Lines, Commercial Lines, and Other Property and Casualty, are included in our Property and Casualty operations. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small- to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets, as well as a block of run-off voluntary pools business in which we have not actively participated since 1995. The Life Companies, the company’s fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

THE HANOVER INSURANCE GROUP, INC.

	Quarter ended December 31		Year ended December 31
in millions, except per share amounts	2007	2006	2007	2006
Net income	$75.8	$45.5	$253.1	$170.3
Net income per share(1)	$1.44	$0.88	$4.83	$3.27
Weighted average shares	52.6	51.7	52.4	52.2

(1)	Net Income per share (diluted)

The following is a reconciliation from segment income to net income (1):

	Quarter ended December 31				Year ended December 31
	2007		2006		2007		2006
in millions, except per share amount	$ Per Share(2)		$ Per Share(2)		$ Per Share(2)		$ Per Share(2)
Property and Casualty
Personal Lines	$58.4	$—	$49.0	$—	$210.9	$—	$186.7	$—
Commercial Lines	43.0	—	43.4	—	170.7	—	120.3	—
Other Property & Casualty	1.5	—	5.0	—	13.1	—	21.1	—
Total Property and Casualty	102.9	—	97.4	—	394.7	—	328.1	—
Life Companies	(3.1)	—	0.1	—	(7.3)	—	(3.9)	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—	(39.9)	—	(39.9)	—
Total segment income	89.8	1.71	87.5	1.69	347.5	6.63	284.3	5.45
Federal income tax expense on segment income	(28.5)	(0.54)	(26.9)	(0.52)	(113.8)	(2.17)	(88.2)	(1.69)
Total segment income after federal income taxes	61.3	1.17	60.6	1.17	233.7	4.46	196.1	3.76
Change in prior years tax reserves	2.1	0.04	3.3	0.07	2.1	0.04	3.3	0.07
Federal income tax settlement	—	—	—	—	2.6	0.05	—	—
Net realized investment (losses) gains, net of amortization	(0.6)	(0.01)	(14.9)	(0.29)	0.6	0.01	(3.5)	(0.07)
Gain on derivatives	0.1	—	—	—	0.2	—	0.2	—
Restructuring (costs) benefit	(0.1)	—	(0.2)	—	0.1	—	(1.6)	(0.03)
Federal income tax benefit (expense) on non-segment income	0.1	—	0.7	0.01	(0.1)	—	(2.8)	(0.05)
Income from continuing operations, net of taxes	62.9	1.20	49.5	0.96	239.2	4.56	191.7	3.68
Income from discontinued variable life insurance and annuity business, net of taxes	5.2	0.10	—	—	5.2	0.10	—	—
Gain (loss) on disposal of variable life insurance and annuity business, net of taxes	7.7	0.14	(4.0)	(0.08)	7.9	0.15	(29.8)	(0.57)
Gain on sale of Financial Profiles Inc., net of tax	—	—	—	—	0.8	0.02	7.8	0.15
Income before cumulative effect of accounting change	75.8	1.44	45.5	0.88	253.1	4.83	169.7	3.26
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	—	—	0.6	0.01
Net income(3)	$75.8	$1.44	$45.5	$0.88	$253.1	$4.83	$170.3	$3.27

(1)

In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per Share data is per diluted share of common stock

(3)

Basic net income per share was $1.46 and $0.89 for quarters ended December 31, 2007 and 2006, respectively. For the years ended December 31, 2007 and 2006, basic net income per share was $4.90 and $3.31, respectively.

Net income includes the following items by segment:

	Quarter ended December 31, 2007
in millions	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$—	$—	$—	$2.1	$2.1
Net realized investment losses	(0.3)	(0.3)	—	—	(0.6)
Gain on derivatives	—	—	—	0.1	0.1
Restructuring costs	—	—	—	(0.1)	(0.1)
Income from operations of discontinued variable life insurance business	—	—	—	5.2	5.2
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	7.7	7.7

	Quarter ended December 31, 2006
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior year tax reserves	$(1.3)	$(1.4)	$4.1	$1.9	$3.3
Net realized investment losses	(3.4)	(3.7)	(7.8)	—	(14.9)
Restructuring costs	—	—	—	(0.2)	(0.2)
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(4.0)	(4.0)

	Year ended December 31, 2007
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$—	$—	$—	$2.1	$2.1
Federal income tax settlement	—	—	—	2.6	2.6
Net realized investment (losses) gains	(0.7)	(0.7)	0.5	1.5	0.6
Gain on derivatives	—	—	—	0.2	0.2
Restructuring benefit	—	—	—	0.1	0.1
Income from operations of discontinued variable life insurance business	—	—	—	5.2	5.2
Gain on disposal of variable life insurance and annuity business, net of taxes	—	—	—	7.9	7.9
Gain on sale of Financial Profiles, net of taxes	—	—	—	0.8	0.8

	Year ended December 31, 2006
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$(1.3)	$(1.4)	$4.1	$1.9	$3.3
Net realized investment gains (losses)	1.9	2.0	(4.1)	(3.3)	(3.5)
Gain on derivatives	—	—	—	0.2	0.2
Restructuring costs	—	—	—	(1.6)	(1.6)
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(29.8)	(29.8)
Gain on sale of Financial Profiles, net of taxes	—	—	—	7.8	7.8
Cumulative effect of change in accounting principle, net of taxes	0.2	0.3	—	0.1	0.6

All figures reported are unaudited